Exhibit 10.23

VIEWSONIC CORPORATION
Long Term Incentive Program
Summary of Terms

TERM	DESCRIPTION
Objectives of the Long Term Incentive Program (the “Incentive Program”)
The objectives of the Incentive Program are to motivate the executive team of ViewSonic Corporation (the “Company”) to achieve key financial metrics and increase stockholder value as well as to enhance employee retention.

Eligible Participants
Employees who are director level and above and who are designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as participants under the Incentive Program (the “Eligible Participants”).

Type of Award	A stock option (the “Performance Award”) to purchase the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).
Timing of Grant	Anticipated to be in February 2007 (the “Grant Date”).
Number of Shares Subject to the Performance Award
The number of shares subject to each Eligible Participant’s Performance Award shall be based on the Tiers indicated on Exhibit A hereto, into which each Eligible Participant shall be placed at the sole discretion of the Compensation Committee.

On the Grant Date, Eligible Participants shall be granted the maximum number of options in which they could potentially vest under the Performance Award if 150% of the Performance Targets (as defined below) is achieved (the “Maximum Award”) (e.g., for a Tier 1 Eligible Participant, an option to purchase 450,000 shares of common stock would be granted on the Grant Date). The portion of the Performance Award in which an Eligible Participant could potentially vest if 100% of the Performance Targets (as defined below) is achieved is referred to as the “Target Award.”

Performance Targets
The initial vesting of each Performance Award shall be based on the achievement of both a revenue target (the “Revenue Target”) and an income target (the “Income Target”) as set by the Compensation Committee (collectively, the “Performance Targets”), which shall be based on the Company’s financial performance for the fiscal year ending December 31, 2007.

The determination of whether the Performance Targets have been met shall be made by the Compensation Committee, in its sole discretion, after the completion of the Company’s audit for fiscal 2007 (the “Determination Date”).

TERM	DESCRIPTION
Failure to Achieve the Minimum Performance Targets
Both the minimum Revenue Target and the minimum Income Target must be met for any vesting of the Performance Award to occur. If either the minimum Revenue Target or the minimum Income Target is not met, the Performance Award shall be automatically cancelled and forfeited in its entirety.

Vesting of the Performance Award
If both of the minimum Performance Targets are met, the Performance Award shall vest as follows:

The Target Award is first multiplied by the percentage of achievement of the Performance Targets as determined by the Compensation Committee (a range of between 100%-150% based on the levels achieved against both the Revenue and Income Targets as reflected on Exhibit B hereto) (the “Eligible Award”) and then divided by 3. This portion of the Eligible Award shall vest on the Determination Date. The difference between the Maximum Award and the Eligible Award, if any, shall be cancelled and forfeited on the Determination Date.

The remainder of the Eligible Award shall vest 1/3 on the second anniversary of the Grant Date (the “Second Vesting Date”) and 1/3 on the third anniversary of the Grant Date (the “Third Vesting Date”).

The vesting described above is subject to there being no break prior to the relevant date in the Eligible Participant’s “Continuous Service” to the Company as an employee as such term is defined in the 2004 Plan (“Service”).

Termination of Service
If an Eligible Participant’s Service terminates for any reason (other than death) before the Determination Date, the Performance Award shall be cancelled and forfeited in its entirety.

If an Eligible Participant’s Service terminates for any reason (other than death) after the Determination Date, the Eligible Award shall cease vesting, and any unvested portion of such Eligible Award shall be cancelled and forfeited in its entirety.

Death of an Eligible Participant
If an Eligible Participant dies before the Determination Date, a portion of the Performance Award shall vest on such date of death as follows:

The portion that shall vest is equal to the Target Award divided by 3, with such quotient multiplied by a fraction, the numerator of which is the aggregate number of full months of Service provided by the Eligible Participant from the Grant Date to the date of death and the denominator of which is 12.

If an Eligible Participant dies after the Determination Date but before the Second Vesting Date or the Third Vesting Date, as applicable, the following portion of the Eligible Award shall vest on such date of death (in addition to the portion of the Eligible Award already vested as described above under “Vesting of the Performance Award”):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Service provided by the Eligible Participant from either (a) the first anniversary of the Grant Date to the date of death or (b) the second anniversary of the Grant Date to the date of death, as applicable, and the denominator of which is 12.

TERM	DESCRIPTION
Change in Control
If the effective date of a Change in Control (as such term is defined under the 2004 Plan) (the “Effective Date”) occurs before the Determination Date, the Target Award shall vest on the Effective Date as follows:

The portion that shall vest is equal to the Target Award divided by 3, with such quotient multiplied by a fraction, the numerator of which is the aggregate number of full months of Service provided by the Eligible Participant from the Grant Date to the Effective Date and the denominator of which is 12.

If the Effective Date occurs after the Determination Date but before the Second Vesting Date or the Third Vesting Date, as applicable, the following portion of the Eligible Award shall vest on such date (in addition to the portion of the Eligible Award already vested as described above under “Vesting of the Performance Award”):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Service provided by the Eligible Participant from either (a) the first anniversary of the Grant Date to the Effective Date or (b) the second anniversary of the Grant Date to the Effective Date, as applicable, and the denominator of which is 12.

TERM	DESCRIPTION
Compensation Committee	The Compensation Committee shall be the administrator of the Incentive Program and shall be entitled to the amend the Incentive Program, subject to the limitations set forth in the 2004 Plan.
Non-Binding; Governing Plan
This Summary of Terms is non-binding and is only intended to be summary of the Incentive Program. It does not constitute an employment contract nor does it represent the grant of a Performance Award or any entitlement thereto. Each individual Performance Award granted by the Compensation Committee shall be governed by the applicable Grant Notice, the Stock Option Agreement and the 2004 Plan.

EXHIBIT A

LEVEL OF ELIGIBLE PARTICIPANT	TARGET AWARD	MAXIMUM AWARD
Tier 1	300,000 shares	450,000 shares
Tier 2	150,000 shares	225,000 shares
Tier 3	100,000 shares	150,000 shares
Director levels	To be determined	To be determined

EXHIBIT B

PERFORMANCE TARGETS

Performance Award As a Percentage of the Performance Targets

125.0%	131.3%	137.5%	143.8%	150.0%
118.8%	125.0%	131.3%	137.5%	143.8%
112.5%	118.8%	125.0%	131.3%	137.5%
106.3%	112.5%	118.8%	125.0%	131.3%
100.0%	106.3%	112.5%	118.8%	125.0%
Net Income